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As filed with the Securities and Exchange Commission on June 6, 2002

Registration No. 333-85928

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CONDUCTUS, INC.
(Exact name of registrant as specified in its charter)

Delaware	3361	77-0162388
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

969 W. Maude Avenue
Sunnyvale, California 94085
(408) 523-9950
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

CHARLES E. SHALVOY
President and Chief Executive Officer
Conductus, Inc.
969 W. Maude Avenue
Sunnyvale, California 94085
(408) 523-9950
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Richard S. Grey, Esq.
Orrick, Herrington & Sutcliffe LLP
400 Sansome Street
San Francisco, CA 94111

Approximate date of commencement of proposed sale to the public:
From time to time after this Registration Statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

Common Stock, $0.0001 par value	5,475,000 shares	$2.32	$12,702,000	$1,168.58

(1)
Estimated solely for the purpose of computing the amount of the registration fee based on the average of the high and low closing price of the Common Stock as reported on the Nasdaq National Market on April 5, 2002 pursuant to Rule 457(c).
(2)
Previously submitted.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated June 6, 2002

5,475,000 Shares

CONDUCTUS, INC.

Common Stock

        This prospectus is part of a registration statement that covers 5,475,000 shares of our Common Stock. These shares may be offered and sold from time to time by stockholders, who recently purchased our stock in a private placement as identified below in the section titled "Selling Stockholders", or their transferees. We will not receive any proceeds from the sale of the shares. On March 8, 2002, we issued 3,650,000 shares of our common stock and warrants to purchase 1,825,000 shares of our common stock to in a private placement to three groups of investment funds. The selling stockholders may sell the shares from time to time on the Nasdaq National Market in regular brokerage transactions, in transactions directly with market makers or in certain privately negotiated transactions. For additional information on the methods of sale, you should refer to the section titled "Plan of Distribution". Each selling stockholder has advised us that no sale or distribution other than as disclosed herein will be effected until after this prospectus shall have been appropriately amended or supplemented, if required, to set forth the terms thereof. Selling commissions, brokerage fees and any applicable stock transfer taxes are payable individually by the selling stockholders.

        On June 5, 2002, the last sale price of our common stock on the Nasdaq National Market was $2.00 per share.

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 2 OF THIS PROSPECTUS FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

        These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or an state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated            , 2002

THE COMPANY	1
RISK FACTORS	2
USE OF PROCEEDS	11
ISSUANCE OF COMMON STOCK AND WARRANTS TO SELLING STOCKHOLDERS	11
SELLING STOCKHOLDERS	11
PLAN OF DISTRIBUTION	13
LEGAL MATTERS	14
EXPERTS	14
WHERE YOU CAN FIND MORE INFORMATION	15

        No person has been authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of any offer to buy any of the securities offered hereby by anyone in any jurisdiction in which it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of the prospectus.

THE COMPANY

        Conductus, Inc. was founded in 1987 and is based in Sunnyvale, California. We develop, manufacture and market electronic components and systems based on superconductors for applications in the worldwide wireless telecommunications market. Our products use high-temperature superconductor technology, which has significant potential performance advantages over products based on competing materials such as copper. These advantages include enhanced sensitivity, efficiency, speed and operating frequency, as well as reduced power consumption, size, weight and cost. Our primary commercial product is our line of ClearSite® front-end receiver systems for cellular and personal communication services cell sites. These products may significantly enhance the services provided by wireless network operators. Taking advantage of the unique properties of high-temperature superconductor materials, ClearSite products can provide significant benefits in base station performance, including coverage enhancement, reduced interference, increased capacity and enhanced bandwidth. They can also reduce the size of the filter components required and enable network services providers and original equipment manufacturers to deploy new, and enhance existing, analog and digital cellular systems for increasingly demanding carrier network environments.

        Our ClearSite products are designed for use with TDMA, CDMA, GSM and analog base stations. They may be installed as part of a new base station, or as a retrofit for existing base stations. In 2001, we introduced our ClearSite 2100 line of front-end receiver systems. ClearSite 2100 systems are available in both omni and three-sector configurations, and can be retrofitted in existing cell sites resulting in immediate performance improvements, or can be deployed in new network build outs. In 2002, we introduced our ClearSite 2300 Metro line of front-end receiver systems for the urban market.

        In addition to our products for the wireless communications infrastructure market, we design, manufacture and sell products for the government market. These specialized products use many of the same technologies used in our commercial products and, thus, complement our commercial product line.

        A significant part of our revenues are derived from government research and development contracts. Many of these contracts are under programs calling for basic research of potentially broad application. We expect that this research may result in improvement of existing products (for example, with materials improvement, cryogenic technology or improved filter design or tuning performance) or possibly provide the basis for future products. We retain ownership of technology developed under these government contracts. The government obtains a perpetual, royalty-free license to use the technology for government purposes. Typically under these contracts, the government has the right to terminate the contract for convenience.

Our address:

Conductus, Inc.
969 W. Maude Avenue
Sunnyvale, California 94085
(408) 523-9950

RISK FACTORS

        AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN ADDITION TO THE OTHER INFORMATION IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS, BEFORE YOU DECIDE WHETHER TO BUY OUR COMMON STOCK. IF ANY OF THE EVENTS DESCRIBED IN THOSE RISKS ACTUALLY OCCURS, THE MARKET PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR COMMON STOCK.

Risks Related to our Business

We have a history of losses and may never become profitable.

        We have incurred significant losses since inception. In 2001, we incurred losses from operations of $17,997,000 and used cash totalling $18,730,000 in our operating activities. During the first quarter of 2002, we incurred losses from operations of $3,901,000 and used cash of $2,890,000. We expect that operating losses and negative cash flows will continue at least through 2002 as we continue to market our ClearSite product and increase its customer base. We do not yet know when, if ever, we will operate on a profitable basis and generate cash from operations.

Our audit opinion includes a paragraph explaining that we may be unable to continue as a going concern.

        Given our revenue and expense expectations for 2002, we believe that we will need to raise as much as $8-12 million of additional capital in order to continue as a going concern into mid-2003. We currently expect to raise additional capital through equity financing. However, there can be no assurance that unforeseen events will not deplete our cash resources sooner than we expect or that additional financing will be available on acceptable terms or at all. Unless we are able to raise significant additional funds through new financing, we may be required to obtain funds through a strategic transaction on unfavorable terms or to delay, reduce or eliminate one or more of our research and development programs. If we are unable to raise significant additional funds and unable ever to generate cash from operations, we will be unable to continue as a going concern.

        Our financial statements have been prepared assuming that we will continue as a going concern. The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

The value of our common stock is difficult to evaluate because our future operating results are unpredictable and likely to fluctuate significantly.

        We focus our efforts on developing superconductive products for the wireless telecommunications industry. Our operating history in that market is limited and our operating results are susceptible to significant fluctuations. Thus, we cannot reliably predict future operating results, making it difficult for you to assess the value of our common stock. We believe that period-to-period comparisons of our operating results are not necessarily meaningful, and you should not rely upon period-to-period comparisons as indications of future performance.

        Our future operating results may vary significantly due to factors including:

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  Our ClearSite products have not yet achieved market acceptance, making future demand uncertain;

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  The size and timing of significant orders, and their fulfillment;

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  The size and timing of government funded contracts;

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  Our products may have a long development cycle, which may affect our ability to change our product offering quickly and compete effectively;

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  Limited life cycle of our products due to factors outside of our control, such as changing needs of service providers and the emergence of competing products;

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  Changes in our pricing policies, or those of our competitors;

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  Changes in our operating expense and our ability to control costs;

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  Our customers' budget cycles;

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  Product quality problems;

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  Our ability, and our subcontractors' ability, to obtain sufficient supplies of limited or sole-source components for our products;

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  Consolidation by competitors and indirect channel partners; and

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  Regulatory changes affecting the wireless telecommunications industry or our products.

        Another factor making our future operating results difficult to predict is that we currently have a limited backlog of unshipped orders. Accordingly, future quarterly revenue is difficult to predict since it depends substantially upon orders that are yet to be booked. Product revenue is also difficult to forecast because our sales cycle, which may increase in the future, varies substantially from customer to customer and by distribution channel.

        We base our expense levels and expansion plans, including our plan to significantly increase our research and development efforts, manufacturing capacity and sales and marketing, in large part on our expectations of future revenue. This expense is relatively fixed in the short-term. Consequently, our operating results in any given period are likely to be disproportionately harmed if revenue in that period falls below our expectations.

We cannot predict whether our products will be commercially accepted, because commercial application of superconductive electronics technology has been limited to date.

        Although we have introduced a number of commercial superconductive electronic products including our ClearSite product, most of our revenue to date has been derived from government research and development contracts. We may not successfully develop, introduce and market new products or product enhancements. Any new products or product enhancements that we do market may not be well received in the marketplace or achieve any significant degree of commercial acceptance.

Our ability to protect our patents and other proprietary rights is uncertain, exposing us to possible losses of competitive advantage.

        Our efforts to protect our proprietary rights may not succeed in preventing their infringement by others or ensure that these rights will provide us with a competitive advantage. Our pending patent applications may not result in issued patents and the validity of our issued patents may be subject to challenge. Third parties may also be able to design around the patented aspects of our products. Additionally, we own certain of the issued patents and patent applications jointly with third parties. Because any owner or co-owner of a patent can license its rights under jointly-owned patents or applications, we do not exclusively control our inventions made jointly with others. These events could result in losses of competitive advantage.

Intellectual property infringement claims against us could materially harm our results of operations.

        Our products incorporate a number of technologies, including high temperature superconductor technology, technology related to other materials, and electronics technologies. Our patent position, and that of other companies using high-temperature superconductor technology, is uncertain and there is significant risk that others, including our competitors, have obtained or will obtain patents relating to our planned products or technology.

        While we have obtained a license to Lucent Technologies' patent applications covering certain yttrium barium copper oxide compositions, we believe that other patents have been issued or applications may be pending claiming various compositions for which we may also need a license. We cannot assure you that we will obtain licenses to other patents covering yttrium barium copper oxide compositions, if these patents are issued, or to any other patents applicable to our business, on commercially reasonable terms. We may be required to expend significant resources to develop alternatives that would not infringe such patents or to obtain licenses to the related technology. We may not be able to successfully design around these patents or obtain licenses to them and may have to defend ourselves at substantial cost against allegations of infringement of third party patents.

        On July 17, 2001, ISCO International, Inc. ("ISCO") filed a complaint in the United District Court for the District of Delaware against Conductus, alleging that our current base station front-end systems containing cryogenically cooled superconducting filters infringe ISCO's U.S. Patent No. 6,263,215, entitled "Cryoelectronically Cooled Receiver Front End for Mobile Radio Systems," which was issued on July 17, 2001. On September 17, 2001, ISCO amended its complaint to allege willful infringement and to seek treble damages for the alleged infringement. The complaint seeks injunctive relief and damages for infringement. We have denied infringement, denied that the patent is valid and alleged that the patent was procured through inequitable conduct. We have filed counterclaims seeking declarations of invalidity and non-infringement and damages for unfair competition. We believe that ISCO's claims are without merit and are defending ourselves vigorously.

        An adverse outcome in the pending litigation, or in litigation of other intellectual property claims could subject us to significant liabilities or require us to cease using such technology. The cost of defending a patent lawsuit will likely constitute a major financial burden for us. As the litigation is in an initial stage, we are not able at this time to estimate the possibility of loss or range of loss, if any that might result. While the outcome of this claim cannot be predicted with certainty, we do not believe that the outcome will have a material adverse effect on our financial position, results of operations or cash flows

Our failure to anticipate and respond to developments in the wireless telecommunications market could substantially harm our business.

        We are focusing our efforts on the wireless telecommunications market, including the 2G, 2.5G and 3G markets. The concentration of our resources on the wireless telecommunications market makes us potentially vulnerable to changes in this market, such as new technologies, future competition, changes in availability of capital resources or regulatory changes that could affect the competitive position and rate of growth of the wireless industry.

We may not be able to compete effectively in the superconductive electronics industry or against alternative technologies.

        ClearSite products compete with a number of alternative approaches and technologies that increase the capacity and improve the quality of wireless networks. Some of these alternatives may be more cost effective or offer better performance than our products. Wireless network operators may opt to increase the number of transmission stations, increase tower heights, install filters and amplifiers at the top of antennas or use advanced antenna technology in lieu of purchasing our products. We may not succeed in competing with these alternatives.

        The market for superconductive electronics currently is small and in the early stages of commercialization. We anticipate that as superconductive electronics emerge as a viable alternative to current solutions, the market will become intensively competitive. A number of large companies with substantially greater financial resources and capabilities are engaged in programs to develop and commercialize products that may compete with ours, or promote alternative solutions to meet the needs of the wireless network operators. Small companies, including ISCO International, Superconductor Technologies, Inc., and CryoDevices, Inc., are also developing and commercializing superconductive electronic products for the telecommunications industry. Furthermore, academic institutions, governmental agencies and other public and private research organizations are engaged in development programs that may lead to commercial superconductive electronic products. Our success will depend on our ability to develop and maintain our technological leadership while managing the various risks described in this document.

Changes in our sales channel mix could cause fluctuations in future operating results.

        We currently sell most of our products directly to wireless network operators in the United States. We plan, however, to expand our business in international markets by increasing our direct sales force and selling through resellers or directly through original equipment manufacturers. If we experience changes in the mix of our sales channels, our gross profit and operating margins may fluctuate significantly.

We depend heavily upon government contracts for a substantial portion of our revenue, and our business would suffer if, among other things, any of these contracts are terminated or adversely modified.

        We have derived a significant portion of our revenue from contracts with the U.S. government. Our government contracts include both research and development contracts and government product sales. Our revenue from government-related contracts represented approximately 25%, 74% and 61% of total revenue for fiscal years 1999, 2000 and 2001, respectively. Although we anticipate that government contract revenue will grow in 2002 compared to 2001, revenue from government contracts may decrease. Our government contract revenue is derived primarily from a few large contracts. As a result, a reduction in, or discontinuance of, the government's commitment to or our participation in current or future programs could significantly reduce our government contract revenue and harm our business. Furthermore, our license agreement with one company, GDIS, prevents us from competing with GDIS for certain hardware research and development government contracts. If future government research and development projects were limited to areas in which GDIS may prevent us from competing, our financial condition could be significantly harmed.

        Our contracts involving the U.S. government may include various risks, including:

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  Termination by the government;

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  Reduction or modification in the event of changes in the government's requirements or budgetary constraints;

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  Increased or unexpected costs causing losses or reduced profits under contracts where our prices are fixed or unallowable costs under contracts where the government reimburses us for costs and pays an additional premium;

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  Risks of potential disclosure of our confidential information to third parties;

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  The failure or inability of the main contractor to perform its contract in circumstances where we are a subcontractor;

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  The failure of the government to exercise options for additional work provided for in the contracts; and

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  The government's right in certain circumstances to freely use technology developed under these contracts.

        The programs in which we participate may extend for several years, but are normally funded on an annual basis. The U.S. government may not continue to fund programs to which our development projects apply. Even if funding is continued, we may fail to compete successfully to obtain funding pursuant to such programs.

Harm to, or the loss of our relationship with any one of our small number of customers could significantly harm our business.

        A relatively small number of customers have accounted for a significant portion of our total revenue to date, and we expect that this trend will continue for the foreseeable future. For example, one non-government customer, Dobson Cellular, accounted for 15% and 21% of our total net revenue for the years ended December 31, 2001 and 2000, respectively. Accordingly, our future operating results will continue to substantially depend on the success of these few customers and our relationships with them. Any reduction or delay in sales of our products to one or more of these key customers could significantly harm our business. Our operating results will also depend on our ability to successfully develop relationships with additional key customers. We cannot assure you that we will retain our largest customers or that we will be able to recruit additional key customers.

        Most of our customers can cease doing business with us with limited notice and with little or no penalty. Our customer agreements typically do not require minimum purchases. Further, our customers may also have relationships with our competitors. These relationships may affect the purchasing decisions of such customers. We cannot assure you that our customers will not choose to direct their business to our competitors.

We currently rely on specific superconductive materials and may not successfully adjust to the rapidly changing superconductive electronics market.

        The field of superconductivity is characterized by rapidly advancing technology. Our success depends upon our ability to keep pace with advancing superconductive technology, including materials, processes and industry standards. We have focused our development efforts to date principally on yttrium barium copper oxide, a high-temperature superconductor. However, yttrium barium copper oxide may not ultimately prove commercially competitive against other currently known materials or materials that may be discovered in the future.

        We will have to continue to develop and integrate advances in technology for the fabrication of electronic circuits and devices and manufacture of commercial quantities of our products. We will also need to continue to develop and integrate advances in complementary technologies. We cannot assure you that our development efforts will not be rendered obsolete by research efforts and technological advances made by others or that materials other than those currently used by us will not prove more advantageous for the commercialization of superconductive electronic products.

Our sales cycles are unpredictable and may be long, making our future performance unpredictable.

        Our focus on developing products for the telecommunications market began in 1996, and our experience with the sales cycle for telecommunications products is limited. The sales cycle includes identification of decision makers within the customers' organizations, development of an understanding of customer-specific performance and economic issues, convincing the customer through field trial reports of the benefits of ClearSite systems, negotiation of purchase orders and deployment.

        Because customers who purchase our systems must commit a significant amount of capital and other resources, sales to our customers are subject to delays beyond our control. Our customers must consider budgetary constraints, comply with internal procedures for approving large expenditures and complete whatever testing is necessary for them to integrate new technologies that will affect their key operations. While the sales cycle for an initial order of our products is typically 6 to 12 months, we may experience longer sales cycles in the future. Such delays or lengthened sales cycles could have a material adverse effect on our business.

Our dependence on a small number of suppliers makes us particularly vulnerable to events that impact our suppliers, most of which are beyond our control.

        We currently obtain certain components of our products, including cryocoolers, from a single source or a limited number of suppliers. Our business could be significantly harmed by:

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  An inability to develop alternative sources for components to meet customer demand;

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  A prolonged interruption in supply; or

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  A significant increase in price of one or more components.

Our failure to successfully develop collaborative relationships with government agencies, research institutions and other companies could harm our business.

        We have established and continue to seek collaborative arrangements with corporate partners, government agencies and public and private research institutions to develop, manufacture and market superconductive electronic products. Our success depends on the development and success of these collaborative arrangements. However, we may not be able to enter into collaborative arrangements on commercially reasonable terms, and even if established, these arrangements may not succeed. If these programs are successful, our collaborative partners may seek to manufacture jointly developed products themselves or obtain them from alternative sources, rather than purchase them from us. Finally, these programs:

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  May require us to share control over our development, manufacturing and marketing programs and relinquish rights to our technology;

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  May be subject to termination at the discretion of our collaborative partners; and

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  May restrict our ability to engage in certain areas of product development, manufacturing and marketing.

Our limited commercial manufacturing experience and capabilities could hamper our success.

        Our failure to develop adequate manufacturing capabilities would significantly harm our business. Currently, we have only limited production facilities. To date, we have focused primarily on developing fabrication processes and producing limited quantities of products. Although our processing technology derives principally from semiconductor manufacturing technology, the fabrication of high-temperature superconductor components is especially difficult because of specific properties unique to high-temperature superconductor materials.

        We cannot assure you that we can develop the necessary manufacturing capability to attain yields sufficient to meet the demand for our products at a cost that will allow us to provide a price/performance advantage to our customers. While we have established limited production facilities for our electronics products, we may not be able to expand our processing, production control, assembly, testing and quality assurance capabilities to produce existing or planned superconductive electronic products in adequate commercial quantities.

        Even if our products meet performance standards acceptable to the superconductive electronics market, we cannot assure you that any such products will offer price/performance advantages sufficient to achieve market acceptance, or that our costs will be low enough for us to continue to operate.

Our success depends on the attraction and retention of senior management and technical personnel with relevant expertise.

        As a competitor in a highly technical market, we depend heavily upon the efforts of our existing senior management and technical teams. The loss of the services of one or more members of these teams could slow our product development and commercialization objectives. Due to the specialized nature of high-temperature superconductors, we also depend upon our ability to attract and retain qualified technical personnel with substantial industry knowledge and expertise. Competition for qualified personnel is intense and we may not be able to continue to attract and retain qualified personnel necessary for the development of our business.

Regulatory changes negatively affecting wireless communications companies could substantially harm our business.

        The Federal Communications Commission strictly regulates the operation of wireless base stations in the United States. Other countries also regulate the operation of base stations within their territories. Base stations and equipment marketed for use in base stations must meet specific technical standards. Our ability to sell our high-temperature superconductor filter subsystems will depend upon the rate of deployment of and other new wireless digital services, the ability of base station equipment manufacturers and of base station operators to obtain and retain the necessary approvals and licenses, and changes in regulations that may impact the requirements for our products. Any failure or delay of base station manufacturers or operators in obtaining necessary approvals could significantly harm our business.

We derive a portion of our revenue from sales outside the United States, and our international business activities subject us to risks that could reduce the demand for our products and increase our operating expense.

        A significant part of our strategy involves our continued pursuit of growth opportunities in a number of international markets, including Japan, Korea and Taiwan. We also anticipate expanding our efforts into Europe, Latin America and other Asian markets. In many international markets, barriers to entry are the result of long-standing relationships between our potential customers and their local suppliers and protective regulations, including local content and service requirements. In addition, our pursuit of international growth opportunities may require significant investments for an extended period before we realize returns, if any, on our investments.

        Our business in international markets could be adversely affected by:

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  Different technology standards and design requirements;

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  Difficulty in attracting qualified personnel;

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  Longer payment cycles for and greater difficulties collecting accounts receivable;

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  Export controls, tariffs and other barriers;

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  Fluctuations in currency exchange rates;

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  Nationalization, expropriation and limitations on repatriation of cash;

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  Social, economic, banking and political risks;

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  Taxation;

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  Changes in U.S. laws and policies affecting trade, foreign investment and loans; and

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  Cultural differences in the conduct of business.

We may depend heavily on the successful development and sale of complementary technologies for future products developed by third parties, and we may not succeed if certain other products and technologies are not available to us.

        Continued successful improvement of our products depends on the commercial availability of a number of other technologies, such as specialized mechanical refrigeration systems (cryocoolers), super-cooled semiconductor technology and specialized microchip materials. There are also complementary technologies in the development stage that could improve the performance of our products. We do not intend to devote significant efforts or resources to developing these technologies. We anticipate depending on the development activities of third parties in these areas. We cannot assure you that these technologies will be successfully developed and commercialized, or that they will achieve market acceptance.

We may acquire or make investments in companies or technologies that could cause loss of value to our stockholders and disruption of our business.

        We intend to explore opportunities to acquire companies or technologies in the future. Entering into an acquisition entails many risks, any of which could adversely affect our business, including:

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  Failure to integrate the acquired assets and/or companies with our current business;

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  The price we pay may exceed the value we eventually realize;

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  Loss of share value to our existing stockholders as a result of issuing equity securities as part or the entire purchase price;

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  Potential loss of key employees from either our current business or the acquired business;

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  Entering into markets in which we have little or no prior experience;

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  Diversion of financial resources and management's attention from other business concerns;

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  Assumption of unanticipated liabilities related to the acquired assets; and

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  The business or technologies we acquire or in which we invest may have limited operating histories and may be subjected to many of the same risks to which we are exposed.

Compliance with environmental regulations could be especially costly due to the hazardous materials we must use in manufacturing our products.

        We are subject to a number of federal, state and local governmental regulations related to the use, storage, discharge and disposal of toxic, volatile or otherwise hazardous chemicals used in our business. Any failure to comply with present or future regulations could result in fines being imposed, suspension of production or interruption of our operations. In addition, these regulations could restrict our ability to expand or require us to acquire costly equipment or incur other significant expense to comply with environmental regulations or to clean up prior discharges.

Terrorism and the declaration of war by the United States against terrorism may adversely affect our business.

        The recent terrorist attacks in the United States and the declaration of war by the United States against terrorism has created significant instability and uncertainty in the world, which may continue to have a material adverse effect on world financial markets, including financial markets in the United States. In addition, such adverse political events may have an adverse impact on economic conditions in the United States. Unfavorable economic conditions in the United States may have an adverse affect on our financial operations including, but not limited to, our ability to expand the market for our products, obtain financing as needed, enter into strategic relationships and effectively compete in the information exchange and knowledge exchange markets.

Risks Related to our Common Stock

Our common stock may continue to be volatile and we may be exposed to costly securities class action lawsuits.

        The market price of our common stock has been and is likely to continue to be highly volatile. Our common stock may be significantly affected by the following factors:

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  Actual or anticipated fluctuations in our operating results;

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  Announcements of technological innovations;

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  Announcements of new products or new contracts by us or our competitors;

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  Conditions and trends in the telecommunications and other technology industries; and

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  Changes in financial estimates of our future results or recommendations by securities analysts.

        In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the securities of technology companies. In the past, securities class action lawsuits have often been brought against such companies following periods of stock price volatility. We may be affected by similar litigation in the future, which could result in substantial costs and cause a diversion of management's attention and resources. These events could significantly harm our business, operating results and financial condition.

Our corporate governance structure may prevent our acquisition by another company at a premium over the public trading price for your shares.

        It is possible that the acquisition of a majority of our outstanding voting stock by another company could result in our stockholders receiving a premium over the public trading price for their shares. However, we have adopted a stockholder rights plan which, if triggered, could make it more difficult for a third party to acquire a majority of our outstanding voting stock, even if doing so would create an immediate benefit to our stockholders. Further, provisions of our restated certificate of incorporation and bylaws and of Delaware corporate law could delay or make more difficult an acquisition of our company by merger, tender offer or proxy contest, even if it would create an immediate benefit to our stockholders. For example, our restated certificate of incorporation does not permit stockholders to act by written consent and our bylaws require advance notice of any matters to be brought before the stockholders at the annual meeting.

        In addition, our board of directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the terms, rights and preferences of this preferred stock, including voting rights of those shares, without any further vote or action by the stockholders. The rights of the holders of common stock may be subordinate to, and adversely affected by, the rights of holders of preferred stock that may be issued in the future. The issuance of preferred stock could also make it more difficult for a third party to acquire a majority of our outstanding voting stock, even at a premium over our public trading price.

USE OF PROCEEDS

        The proceeds from the sale of the common stock offered by this prospectus are solely for the account of the selling stockholders. Conductus will not receive any proceeds from the sale of these shares of common stock. To the extent we receive cash upon any exercise of the warrants, we expect to use that cash for general corporate purposes.

ISSUANCE OF COMMON STOCK AND WARRANTS TO SELLING STOCKHOLDERS

        On March 26, 2002, we issued 3,650,000 shares of our common stock and warrants to purchase 1,825,000 shares of our common stock in a private placement to the selling stockholders. The warrants are exercisable for a price of $2.75 per share commencing on September 27, 2002. The warrants will expire on September 26, 2007. We have agreed to register the shares sold in the private placement and the shares into which the warrants sold are exercisable and to keep the registration statement effective valid until the earlier of (1) the date all of the shares covered by this prospectus have been sold and (2) the date on which all of the shares covered by this prospectus may be sold pursuant to Rule 144(k) of the Securities Act. This prospectus covers the resale of the shares of common stock issued in the private placement as well as the shares issuable upon conversion of the warrants.

SELLING STOCKHOLDERS

        The following table sets forth certain information as of April 9, 2002, with respect to the selling stockholders. The following table assumes that the selling stockholders sell all of the shares offered by this prospectus. We are unable to determine the exact number of shares that actually will be sold.

        The number and percentage of shares beneficially owned is based on 22,445,922 shares outstanding at March 31, 2002, determined in accordance with Rule 13d-3 of the Exchange Act. The information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which an individual has sole or shared voting power or investment power, and also includes shares which an individual has the right to acquire within 60 days of April 9, 2002, through the exercise of any stock option or other right. For the purposes of determining beneficial ownership under this Selling Stockholder table, we have also included shares of stock issuable upon exercise of the warrants which were issued and sold on March 26, 2002, and which are exercisable commencing on September 27, 2002. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

        No selling stockholder has had any material relationship with us or any of our predecessors or affiliates within the last three years.

	Shares Beneficially Owned Prior to the Offering(1)
			Shares Offered by this Prospectus		Shares Beneficially Owned After the Offering
Selling Stockholder
	Number		Number		Number	Percent
Special Situations Fund III, L.P.(2)	2,137,500	(5)	2,137,500	(5)	0	*
Special Situations Cayman Fund, L.P.(2)	712,500	(6)	712,500	(6)	0	*
Special Situations Private Equity Fund, L.P.(2)	1,050,000	(7)	1,050,000	(7)	0	*
Special Situations Technology Fund, L.P.(2)	525,000	(8)	525,000	(8)	0	*
Microcapital Fund LP(3)	165,000	(9)	165,000	(9)	0	*
Microcapital Fund LTD(3)	135,000	(10)	135,000	(10)	0	*
Micro Cap Partners, L.P.(4)	2,153,945	(11)	750,000	(11)	1,403,945	6.19%

*
Less than 1%

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes sole or shared voting or investment power with respect to securities. Shares of Common Stock subject to options, warrants or shares of convertible preferred stock currently exercisable or convertible, or exercisable or convertible within 60 days of April 9, 2002, are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or warrant but are not outstanding for purposes of computing the percentage of any other person. For the purposes of determining beneficial ownership under this Selling Stockholder table, we have also included shares of stock issuable upon exercise of the warrants which were issued and sold on March 26, 2002, and which are exercisable commencing on September 27, 2002. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned.

(2)
MGP Advisors Limited ("MGP") is the general partner of Special Situations Fund III, L.P. AWM Investment Company, Inc. ("AWM") is the general partner of MGP and the general partner of and investment adviser to the Special Situations Cayman Fund, L.P. MG Advisers, L.L.C. ("MG") is the general partner of and investment adviser to the Special Situations Private Equity Fund, L.P. SST Advisers, L.L.C. ("SSTA") is the general partner of and investment adviser to the Special Situations Technology Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP, AWM, MG and SSTA and are principally responsible for the selection, acquisition and disposition of the portfolio securities by each investment adviser on behalf of its fund.

(3)
MicroCapital LLC is the general partner and investment advisor to MicroCapital Fund LP and MicroCapital Fund Ltd. Ian P. Ellis is the principal owner of MicroCapital LLC and has sole responsibility for the selection, acquisition and disposition of the portfolio securities by MicroCapital LLC on behalf of its funds

(4)
Palo Alto Investors, Inc. is the manager of Palo Alto Investors, LLC. William L. Edwards is the controlling shareholder of Palo Alto Investors, Inc. Palo Alto Investors, LLC is the general partner of Micro Cap Partners, L.P., an investment limited partnership.

(5)
Includes 712,500 shares of common stock issuable upon exercise of a warrant exercisable commencing on September 27, 2002.

(6)
Includes 237,500 shares of common stock issuable upon exercise of a warrant exercisable commencing on September 27, 2002.

(7)
Includes 350,000 shares of common stock issuable upon exercise of a warrant commencing on September 27, 2002.

(8)
Includes 175,000 shares of common stock issuable upon exercise of a warrant commencing on September 27, 2002.

(9)
Includes 55,000 shares of common stock issuable upon exercise of a warrant commencing on September 27, 2002.

(10)
Includes 45,000 shares of common stock issuable upon exercise of a warrant commencing on September 27, 2002.

(11)
Includes 250,000 shares of common stock issuable upon exercise of a warrant commencing on September 27, 2002.

PLAN OF DISTRIBUTION

        The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customarily received in the types of transactions involved.

        The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

  •
  on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale;

  •
  in the over-the-counter market;

  •
  in transactions otherwise than on these exchanges or systems or in the over-the-counter market, including negotiated sales;

  •
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

  •
  through the settlement of short sales.

        In connection with the sale of our common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders also may pledge or hypothecate shares to a broker-dealer or other financial institution, and, upon default, such broker-dealer or other financial institution may effect sales of the pledge shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate.

        The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, we will receive the exercise price of the warrants, which is $2.75 per share.

        In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

        The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulations, particularly Regulation M.

        We will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

        In addition, any shares covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

        To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

        We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) the date all of the shares covered by this prospectus have been sold and (2) the date on which all of the shares covered by this prospectus may be sold pursuant to Rule 144(k) of the Securities Act.

LEGAL MATTERS

        Orrick, Herrington & Sutcliffe LLP, counsel to Conductus, will pass upon the validity of the common stock offered in this offering.

EXPERTS

        The financial statements of Conductus, Inc. incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules of the SEC. We file proxy statements and annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. Reports, proxy and information statements and other information concerning Conductus may be inspected at The Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

        The SEC allows us to "incorporate by reference" certain of our publicly-filed documents into this prospectus, which means that information included in those documents is considered part of this prospectus. Information that we file with the SEC after April 9, 2002 will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the selling stockholders have sold all the shares.

        The following documents filed with the SEC are incorporated by reference in this prospectus:

  1.
  Our Annual Report on Form 10-K for the year ended December 31, 2001 (File No 000-11915).

  2.
  Our quarterly report on Form 10-Q for the quarter ended March 31, 2002.

  3.
  Our definitive Proxy Statement filed on April 22, 2002, in connection with our May 30, 2002 Annual Meeting of Stockholders.

  4.
  Our Form 8-K filed on April 22, 2002.

  5.
  Our Registration Statement No. 000-19915 on Form 8-A filed with the SEC on March 6, 1992, and amended on July 6, 1993, pursuant to Section 12(b) of the 1934 Act, in which there is described the terms, rights and provisions applicable to Conductus' outstanding stock.

  6.
  Our Registration Statement No. 000-19915 on Form 8-A filed with the SEC on January 29, 1998, pursuant to Section 12(g) of the 1934 Act, in which there is described additional terms, rights and provisions applicable to Conductus' outstanding stock.

        Upon written or oral request, we will provide without charge to each person to whom a copy of the prospectus is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein). Requests should be submitted in writing or by telephone at (408) 523-9950 to Chief Financial Officer, Conductus, Inc., at the principal executive offices of the Company, 969 W. Maude Avenue, Sunnyvale, California 94085.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses payable by the Registrant in connection with the sale and distribution of the common stock being registered. Selling commissions and brokerage fees and any applicable transfer taxes and fees and disbursements of counsel for the selling stockholders are payable individually by the selling stockholders. All amounts shown are estimates except the SEC registration fee and the Nasdaq listing fee.

Securities and Exchange Commission Registration fee	$1,168.58
Printing and engraving expenses	$10,000.00
Legal fees and expenses	$35,000.00
Accounting fees and expenses	$10,000.00
Transfer agent fees	$5,000.00
Miscellaneous fees and expenses	$5,000.00

Total	$66,168.58

Item 15. Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article VII, Section 6, of the Registrant's bylaws provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant's Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as directors to Conductus and its stockholders. This provision in the Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to Conductus for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Registrant has entered into Indemnification Agreements with its officers and directors, a form of which is incorporated herein by reference. The Indemnification Agreements provide the Registrant's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law.

Item 16. Exhibits

  (a)
  Exhibits

Exhibit No.		Description
4.1	*	Common Stock Purchase Agreement, dated March 8, 2002.
4.2	*	Warrant to Purchase Common Stock, dated March 8, 2002.
4.3	*	Registration Rights Agreement, dated March 26, 2002.
5.1	*	Opinion of Orrick, Herrington & Sutcliffe LLP.
23.1		Consent of PricewaterhouseCoopers LLP.
23.3	*	Consent of Orrick, Herrington & Sutcliffe LLP (included in the opinion filed as Exhibit 5.1).
24.1	*	Power of Attorney.
Exhibit No.	Schedule of Omitted Information for Agreements Substantially Identical to Exhibits 4.1 and 4.2
	Name of Entity	Number of Shares
4.1	Microcapital Fund LP Microcapital Fund LTD	110,000 90,000
4.1	Micro Cap Partners, L.P.	500,000
			Number of Shares Covered by Warrant
4.2	Special Situations Cayman Fund, L.P.		237,500
4.2	Special Situations Private Equity Fund, L.P.		350,000
4.2	Special Situations Technology Fund, L.P.		175,000
4.2	Microcapital Fund LP		55,000
4.2	Microcapital Fund LTD		45,000
4.2	Micro Cap Partners, L.P.		250,000

*
Previously filed.

Item 17. Undertakings

        The undersigned Registrant hereby undertakes:

        (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California on this 6th day of June, 2002.

CONDUCTUS, INC.
By:	/s/ CHARLES E. SHALVOY Charles E. Shalvoy President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ CHARLES E. SHALVOY* Charles E. Shalvoy	President, Chief Executive Officer and Director (Principal Executive Officer)	June 6, 2002
/s/ RON WILDERINK Ron Wilderink	Vice President of Finance Chief Financial Officer and Secretary (Principal Accounting Officer)	June 6, 2002
/s/ JOHN F. SHOCH, PH.D.* John F. Shoch, Ph.D.	Chairman of the Board of Directors	June 6, 2002
/s/ ROBERT M. JANOWIAK* Robert M. Janowiak	Director	June 6, 2002
/s/ MARTIN A. KAPLAN* Martin A. Kaplan	Director	June 6, 2002
/s/ DAVID L. SHORT* David L. Short	Director	June 6, 2002
*By:	/s/ RON WILDERINK Ron Wilderink Attorney-in-fact

QuickLinks

THE COMPANY
RISK FACTORS
USE OF PROCEEDS
ISSUANCE OF COMMON STOCK AND WARRANTS TO SELLING STOCKHOLDERS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution
  Item 15. Indemnification of Directors and Officers
  Item 16. Exhibits
  Item 17. Undertakings
SIGNATURES